Exhibit 99.1

CDK Global Begins Investor Road Show on September 19, 2014

for Upcoming Spinoff from ADP

HOFFMAN ESTATES, IL, September 19, 2014 – CDK Global Holdings, LLC, which immediately prior to the spin-off will convert to a Delaware corporation, CDK Global, Inc. (“CDK”), announced today that it will begin making presentations to the equity investment community in preparation for its planned September 30, 2014 spinoff from Automatic Data Processing, Inc. (Nasdaq:ADP). The meetings will be led by Steve Anenen, President and Chief Executive Officer and Al Nietzel, Chief Financial Officer. Non-executive Chairman Les Brun, will also be in attendance at selected group meetings. The company’s road show presentation is available on the ADP Investor Relations home page at http://investors.adp.com.

About CDK Global

With nearly $2 billion in revenues and more than 40 years of experience, CDK GlobalTM (formerly ADP Dealer Services) is the largest global provider of integrated information technology and digital marketing solutions to more than 26,000 retail locations and manufacturers in more than 100 countries around the world. CDK Global’s solutions automate and integrate critical workflow processes from pre-sale targeted advertising and marketing campaigns to the sale, financing, insurance, parts supply, repair and maintenance of vehicles, with an increasing focus on utilizing data analytics and predictive intelligence. Visit cdkglobal.com.

Forward-Looking Statements

This document and other written or oral statements made from time to time by CDK Global may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: CDK Global’s success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in overall market and economic conditions, technology trends, and auto sales and advertising trends; competitive conditions; changes in regulations; changes in technology; availability of skilled technical personnel and the impact of new acquisitions and divestitures. CDK Global disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under “Item 1A. Risk Factors” in our Registration Statement on Form 10 for the fiscal year ended June 30, 2014, should be considered in evaluating any forward-looking statements contained herein.

Investor Relations Contacts:

Elena Rosellen

973.974.4077

elena.rosellen@adp.com

Jennifer Gaumond

847.485.4424

jennifer.gaumond@adp.com

Media Contact:

Michelle Benko

847.485.4389

michelle.benko@adp.com